Exhibit 99.1

TMX Finance LLC Second Quarter 2012 Earnings Conference Call

September 4, 2012 at 1:00 P.M. Eastern Time

Earnings Call Transcript

Operator:  Please stand by, everyone, we’re about to begin.  Good day everyone, and welcome to the TMX Finance 2012 second quarter earnings call.  Today’s conference is being recorded, and at this time, I’d like to turn the call over to Kelly Wall, Vice President of Finance.  Please go ahead, sir.

Kelly Wall:  Great, thank you Tulare.  Hello, everyone.  Thank you for participating in this conference call.  Today you will hear prepared remarks from me, our Chief Executive Officer, Tracy Young, and our General Counsel, Brian Schmidt — and then Liz Nelson, our newly appointed Chief Accounting Officer, will join us to answer your questions.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.   Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2012.

At this time, I’ll turn the call over to our Chief Executive Officer, Tracy Young.

Tracy Young:  Thank you, Kelly, and welcome to our second quarter conference call.  The second quarter of 2012 was another good quarter for us with many of our new stores from the first half of 2011 becoming profitable.  This new store strength and continued same-store sales growth are contributing to the strong trends we continued to experience in the second quarter.  Compared to the second quarter of last year, loan originations increased 38% and title loan receivables increased 31% to $496 million.  As we mentioned in prior calls, loan originations and title loans receivable are key indicators of our business.  Revenue increased 32% and net income increased 30% in the second quarter of 2012 compared to the second quarter of 2011.  We believe these trends will continue throughout the remainder of 2012.

In the second quarter of 2012, we opened 48 new stores while closing one.  Through Friday of last week, we opened a total of 150 new stores in 2012.  These new store openings include 23 InstaLoan stores in Georgia that previously operated under the EquityAuto Loan brand within our TitleMax stores.  Aside from these InstaLoan stores, the majority of our stores we opened in 2012 are in Texas, Arizona, and Virginia, as we continue to expand our presence in these markets.

As you may have seen recently, the announced resignation of our Chief Financial Officer, Don Thomas, was effective on August 21, 2012.  This was unexpected, but we want to point out that in tendering his resignation, Don did not cite any disagreements with our accounting policies or financial reporting.  We are confident that Liz Nelson and Kelly Wall are the right senior leaders in place to maintain continuality in the accounting and finance functions while we conduct a search for a new CFO.

Now, I’ll turn the call over to our General Counsel, Brian Schmidt, for a discussion of our regulatory environment.

Brian Schmidt:  Thanks, Tracy.  On the federal front, there are no material changes from our last earnings call.  As we discussed then, the CFPB — the Consumer Financial Protection Bureau — has indicated it will collect data from several different industries and educate itself before issuing significant new regulations.  The payday industry was initially targeted, and we have heard the CFPB has begun auditing payday lenders, possibly including those lenders’ title loan businesses.  It is still unclear as to what extent and on what timeline the CFPB will direct its attention specifically to the title lending industry.

At the state level, a ballot initiative in Missouri had been proposed to place a 36% APR rate limit on consumer loans, including title loans.  Litigation was filed challenging whether the initiative received the appropriate signatures required to be placed on the ballot.  Groups supporting the rate cap announced yesterday that they are stopping  their efforts to place this cap on the November ballot in Missouri.

At the local level, an ordinance in Austin, Texas that restricts extensions of consumer credit beyond state mandated requirements took effect on May 1st of this year.  We have obtained the required city licenses and believe we are in compliance with the ordinance both in letter and spirit.  We have 20 stores in the city limits of Austin, Texas and 31 stores in the city limits of Dallas, Texas where a similar ordinance took effect in June of this year.   We do not believe these ordinances are in the best interests of our customers.  The ordinances limit the size of a loan that can be obtained, limit the number of installments or renewals and mandate a 25% principal reduction on refinances or renewals.  One of our Texas subsidiaries, TitleMax of Texas, Inc., is engaged with others in challenging the legality of the ordinances.  While we wait for final resolution of the litigation, we continue to develop and implement product solutions that will enable us to do business in these important cities.

I’ll turn the call back to Kelly for more details about our financial performance for the quarter.

Kelly Wall:  Thank you Brian, I will now take a few minutes to provide more information about the second quarter financial results.  Revenue for the second quarter of 2012 increased 32% compared to the second quarter of 2011, with increases in each of our more established markets ranging from 12% to 39%.  The increase in revenue continues to result primarily from increases in same-store revenue, which includes stores open or acquired 13 months or longer.  Same-store revenues increased 22% in the second quarter of 2012 compared to the second quarter of 2011.  We believe the strong comparative growth continues to be driven by a combination of factors, including strong demand for credit from a segment of the market that is underserved, as well as our continued focus on sales training and our incentive compensation plans for store management that encourage growth.  Stores open for less than 13 months contributed approximately $12.7 million to revenue in the second quarter of 2012 and represented 35% of the total increase in revenues.

Next, I’d like to discuss the provision for loan losses.  We experienced an increase of $11.8 million in our provision for loan losses in the second quarter of 2012 compared to the second quarter of 2011.  Approximately $4.4 million of the increase was due to the growth in our business, and $7.4 million of it was due to a higher net charge-off rate.  For the second quarter of 2012, net charge-offs as a percentage of originations were 9.9% compared to 8% for the second quarter of 2011.  When looking at the second quarter of the past five years, the 2012 result is in the middle of that historic range.    That said, we will continue to evaluate our net charge-offs and make additional changes as necessary to maximize our business results.  For example, in June of 2012, we provided each store with ratios of appraisal value to book value for loans of various sizes. This information helps our store managers to better balance appraisal value to book value in an effort to reduce charge-offs and improve profitability.  Additionally, by the end of 2012, we expect to provide each store with the ability to review historical profitability data for loans extended on vehicles with similar characteristics as the vehicle that is currently being appraised.

Salaries and related expenses increased by $9.8 million in the second quarter of 2012. This increase was primarily the result of the additional operational personnel necessary to service the new stores and the higher quantity of loans in existing stores, and also due to higher corporate headcount to support our growth.  Lastly, our incentive-based compensation expense increased $4.4 million due to increased store profit and the increase in new loan originations.

Occupancy costs increased $3.9 million in the second quarter of 2012 as a result of an increase in rent, utilities and maintenance costs associated with existing stores, opening new stores and expanding our corporate office space.

Depreciation and amortization increased $700,000 in the second quarter of 2012 due to continued increases in capital expenditures.  During the six months ended June 30, 2012, we spent approximately $11.8 million related to opening new stores.  The average capital expenditure per store is $87,000, which has decreased from $110,000 a couple of years ago due to sourcing stores in better locations that need less remodeling, changing the scope of the remodel effort and also actively negotiating cost reductions on items we purchase.

Advertising expense increased $1.2 million in the second quarter of 2012 compared to the second quarter of 2011.  The increase was primarily due to increased online marketing and increased television advertising related to our continued expansion in newer markets.  Going forward, we generally expect advertising expense to increase in relation to the growth of our business.

Other operating and administrative expenses increased $3.9 million in the second quarter of 2012 compared to the second quarter of 2011.  The increase was primarily driven by growth-related increases in costs associated with recruiting and employee relocation, collateral collection expenses, accounting and legal services, travel, and office supplies and postage.

Interest expense increased $2.0 million in the second quarter of 2012 compared to the second quarter of 2011, due primarily to the higher average debt balance outstanding.  We expect interest expense in future periods will continue to increase relative to comparable prior periods due to higher balances of debt outstanding.

Our net income for the second quarter of 2012 was $14.2 million and represents an increase of $3.3 million compared to the second quarter of 2011.

Our earnings before interest, taxes, depreciation and amortization, or “EBITDA,” was $30.4 million for the second quarter of 2012, representing an increase of 25% compared to the second quarter of 2011.  EBITDA for the twelve-month period ended June 30, 2012 was $150.0 million, representing an increase of 19% over the comparable period ended June 30, 2011.   A reconciliation of EBITDA, which is a non-GAAP financial measure, to GAAP net income is available on the Investors page of our website, at www.titlemax.biz/Investors.

That concludes my remarks on the financials.  Now, before we take questions, let me take a couple of minutes to update you on our growth plans going forward.  As we have discussed in prior quarters, we continue to focus on same-store sales growth and new store growth in existing and new markets.

First, let me discuss same-store sales growth.  In the second quarter of 2012, revenue from stores open for 13 months or longer increased by 22% compared to the second quarter of 2011.  Same-store loan originations increased 10% compared to the second quarter last year.  These increases were driven by a favorable loan environment, improved sales training and compensation plans encouraging growth.

In the second quarter of 2012, we continued to leverage our newly introduced internet technologies, such as live chat and a recently enhanced company website to capture consumer leads and convert them into funded loans in our stores.  We launched our upgraded website in February 2012, and leads from this source generated a total loan volume of $12.1 million in the second quarter of 2012.  The average size of loans generated by these internet-generated leads is over 30% higher than typical store-generated loans, which we believe indicates that we are attracting a new consumer segment.  We believe the incremental loan volume from this source will keep growing as we continue to market the website.

During the second quarter of 2012, we continued our efforts to separate our EquityAuto Loan business in Georgia into standalone stores under the InstaLoan brand, with separate management and the addition of other loan products.  We have separated 23 InstaLoan stores through today, bringing the total count of standalone InstaLoan stores to 27.

Next, I will address the potential store growth for the remainder of 2012.  As we mentioned on the last call, we opened a total of 166 new stores in 2011 (28 of which were acquired).  In 2012, through close of business on Friday, we have opened 127 new stores and anticipate opening approximately 75 more by the end of the year.  These numbers exclude the InstaLoan relocations I previously mentioned.  The additional stores in our pipeline are located primarily in Texas, Virginia, and Arizona, which are relatively new states for us, as well as more established states — particularly Illinois — where we have lower store density.  As we have mentioned in the past, we prioritize funding loans in our existing stores before allocating cash toward new stores.  Thus, the number of new stores will continue to be dependent on loan demand in our existing stores as we strike that balance.

This concludes our prepared remarks, and at this time, I’d like to open it up for any questions.

Operator:  Thank you.  If you would like to ask a question please signal by pressing the star key followed by the digit 1 on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, it is “star, 1” to ask a question.  And we’ll pause a brief moment.  We’ll take our first question from Max Strasburg with Farallon.

Max Strasburg:  Hi.  Thanks for taking the questions.  What reasons were given for Don’s departure?

Tracy Young:  This is Tracy Young.  Don left voluntarily for personal reasons.  He really didn’t cite any issues other than just personal reasons and it was very abruptly — his departure was.

Max Strasburg:  OK.  And I think I heard this right — is the Missouri ballot initiative now no longer an issue at least for this year?

Brian Schmidt:  Yes, that’s our understanding.  Again, the group that has been pushing for that made an announcement yesterday.  They were stopping any further efforts to fight those issues through litigation.  So, we believe the issue — assuming the announcement is true — then that issue should be done for this year.

Max Strasburg:  Okay, great.  Thanks a lot.

Kelly Wall:  Thanks, Max.

Operator:  We’ll move next to Ken Bann with Jeffries & Company.

Ken Bann:  Hi.  Yes, just on that issue — does it sound like they’re going to come back with it next year, or will their efforts be more permanent not to go after it you think?

Brian Schmidt:  Their announcement said that they had lost the battle, but were still going to fight the war.  So, they intend to try and come back at some point in the future.  It would be our belief — that’s somewhat speculation — but perhaps they’re going to try something at some point in the future.

Ken Bann:  Okay.  And then on the loan loss provision — over the last few quarters you’ve talked about changing some of your store incentive programs in order to bring some of those provisions down a bit — although it seems like it’s somewhat up again this year over last year.  Can you talk about your efforts there and how you feel that they’re progressing at this point?

Kelly Wall:  Yes.  I would like to reiterate that what we’re really focused on is finding the right balance between our charge-offs and our growth.

Ken Bann:  Right.

Kelly Wall:  So, we continue to watch this and we have put in place some measures at the store level to help us manage this.  That said, I would be very careful not to try to lead you guys to believe that our intent is to necessarily lower that number as we continue to try to find the right balance between growth and what those charge-offs are.  If you look at the second quarter, by way of an example, we increased our originations by approximately $60 million in the second quarter.

Ken Bann:  Right.

Kelly Wall:  Of that $60 million, we estimate that a little less than half of it — around $27.5 million — was a result of our continued focus to push our stores to grow the loan portfolio.  And out of that increase we saw our charge-offs increase by $7.5 million in the quarter.  So, on a net basis, we’ve grown the portfolio by $20 million, and we expect to generate revenue and free cash flow from that growth in loans over time.  And at this point, as we’re watching it, the higher charge-offs are being more than offset by the increased loan balance and the revenue and cash flow we’re generating from the portfolio.

Ken Bann:  Okay.  And then — you talk about the internet and loans from that area growing.  Are you having much larger loan losses on those loans as you grow that business?

Tracy Young:  No.  The internet is actually just a portal for people to go and understand our model and our brand.  What we do is we take those customers that would — that do go online to research to find out what services we provide and products we provide — and what we do with those is we actually have customer service reps that just answer questions they may have and they actually help them go to a physical branch.  So, it’s really not a 100% internet-based — it’s mainly a conduit for people to understand what we do and how we do it, and to figure out what they need to do to qualify — and then it’s to push those people into the stores.  So, that’s how we’re using the internet to our advantage — being able to push people to the stores that are normally just looking on the internet to do a loan or a transaction.

Ken Bann:  Okay.  But a lot of these customers — I guess most of these customers would be new customers to you?

Tracy Young:  Yes.  They’re first-time customers in a lot of the new areas that we’re going into.  Like in Virginia, Texas and Arizona, for example, we have a higher percentage of internet customers because they don’t understand the model.  So, this actually pushes those types of customers to the store.  And that’s why we’re saying that those customers tend to be — the size of the loan is actually higher because those customers are customers that are a different segment — that probably many would not have thought of a title loan, for example, in a new state.

Ken Bann:  Okay.  Also, in addition to your new store cost being lower than what it had been, are you still seeing new stores ramp up in terms of revenues faster than they used to?

Kelly Wall:  Yes, Ken.  I’d say we’ve seen a slight improvement in that regard.  And again, some of that may be attributed to the fact that we are pushing into a number of new states where the product may be new — Texas is an excellent example of that.  So, the adoption of the product has been a much more rapid pace than what we’ve seen in our more traditional markets like Georgia and Alabama, for example.

Ken Bann:  So, your return on your investment in those stores is obviously, at this point, better than what it used to be?

Kelly Wall:  Yes, it is.  It is marginally better.  That’s correct.

Ken Bann:  Okay, great.  Thank you very much.

Kelly Wall:  Thank you, Ken.

Operator:  Just a reminder to our audience, it is “star, 1” if you have a question or comment at this time.  We’ll move next to Jerry Robinson with Renova Capital.

Jerry Robinson:  Hey, guys.  I’m just wondering if you could maybe shed a little light on the average loan size that’s out there.  Any changes over the last six to 12 months?  And have you done any analysis on loan to value — and are there any changes out in the market on that?

Kelly Wall:  Yes, just give us a second, Jerry.  As we look at our average loan size, we have seen that trend continue to increase — and to just put some numbers around it — in the second quarter of 2012, our average loan size is $1,300.  That’s compared to $1,100 for the same quarter of last year.  So we’ve definitely seen an increase in the average loan size.  And I apologize, Jerry — what was your second part of that question?

Jerry Robinson:  The loan to value ratios on those loan sizes.  Has that picked up over the last year?  Or what have you seen change in the last year over year?

Kelly Wall:  Yes.  Our loan to appraised value — and this is actually in our 10-Q filing — our loan to appraised value for the second quarter of this year was 70%, and last year it was 69%.  So, I guess technically it’s picked up one percentage point, but the way we look at it, it’s basically the same.

Jerry Robinson:  Thank you.

Kelly Wall:  You’re welcome.

Operator:  And once again, everyone, just a final reminder — it is “star, 1” if you have a question or a comment at this time.  And it appears we have no further questions in our queue at this time.  I’ll turn the call back over to our speakers for any final or additional comments.

Kelly Wall:  Great.  Thanks, Tulare, and thank you to everyone who joined the call today.  We certainly appreciate your interest in TMX Finance, and we look forward to talking to you about our third quarter in about three months.

Operator:  Everyone, that does conclude our conference call for today.  Thank you all for your participation.